EXHIBIT 1
                         AMENDMENT TO RIGHTS AGREEMENT


                  This Amendment, dated as of January 27, 1995 (the "Amendment"), between Imperial Holly Corporation, a Texas corporation (the "Company"), and The Bank of New York (the "Rights Agent"),

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 14, 1989 (the "Rights Agreement"); and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement set forth below;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  Section 1. DEFINITIONS OF ACQUIRING PERSON AND EXISTING SHAREHOLDER.

                  (a) The definition of "Acquiring Person" is amended to read in its entirety as follows:

                           "Acquiring Person" shall mean any Person who or
                  which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more (25% or more if such Person is an Existing Shareholder) of the shares of Common Stock then outstanding, but shall not include any Exempt Person; PROVIDED, however, that a Person shall not become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more (25% or more if such Person is an Existing Shareholder) of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or any other Person who is the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person; and PROVIDED, FURTHER, that if the Board of Directors determines in good faith that a Person that would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such
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                  Person to be an "Acquiring Person" or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing control of the Company, and if such Person divests itself as promptly as practicable of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement.

                           At any time that the Rights are redeemable, the Board
                  of Directors of the Company may, with respect to any specified Person or Persons or any class of Persons, increase to a specified percentage greater than that set forth herein or decrease to a specified percentage lower than that set forth herein, the level of Beneficial Ownership of Common Stock at which such Person or Persons becomes an Acquiring Person, or determine that such Person or Persons shall not be an Acquiring Person at any percentage of Beneficial Ownership.

                  (b) The following definition of "Existing Shareholder" is added to Section 1 after the definition of "Exempt Person":

                  "Existing Shareholder" shall mean any Person who or which, together with all Affiliates and Associates of such Person, was on the date of this Amendment the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding (without regard to the final proviso in the definition of "Beneficial Owner") and had publicly disclosed such ownership (including, without limitation, in any filing under the Exchange Act).

                  Section 2. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

                  Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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                  Section 5. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  Section 6. CONFIRMATION OF RIGHTS AGREEMENT. Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                           IMPERIAL HOLLY CORPORATION

                                      By:  /s/ WILLIAM F. SCHWER
                                    Name:      William F. Schwer
                                   Title:      Senior Vice President, Secretary
                                               and General Counsel


                                           THE BANK OF NEW YORK,
                                             as Rights Agent

                                      By:  /s/ JOHN I. SIVERTSEN
                                    Name:      John I. Sivertsen
                                   Title:      Vice President

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